Exhibit 99.1

Snail, Inc. Reports Second Quarter 2026 Financial Results

CULVER CITY, Calif., August 11, 2026 (GLOBE NEWSWIRE) – Snail, Inc. (Nasdaq: SNAL) (“Snail Games” or the “Company”), a leading global independent developer and publisher of interactive digital entertainment, today announced financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 and Recent Operational Highlights

ARK Franchise Updates:

●	ARK: Survival Evolved (“ASE”):

○	Units sold were approximately 574,000 for the second quarter of 2026

○	During the second quarter of 2026, average daily active users (“DAU”) were 105,000 and peak DAU was 131,000

●	ARK: Survival Ascended (“ASA”):

○	Units sold were approximately 1.2 million for the second quarter of 2026

○	During the second quarter of 2026, average DAU was 120,000 and peak DAU was over 155,000

○	Launched the ARK: Fantastic Tames Season 1 Pack

○	Launched ARK: Genesis Part 1 Ascended, ARK: Tides of Fortune, and shadow-dropped the ARK: Dragontopia

○	Revealed teaser for ARK Maker, a content creation tool designed to expand community-generated content opportunities within the ASA ecosystem

●	ARK: Ultimate Mobile Edition (“ARK Mobile”):

○	13.2 million downloads as of June 30, 2026

○	During the second quarter of 2026, average DAU was 129,000

●	Other ARK IPs

○	Shared new details around ARK: The Animated Series Part 2 at IGN Live

○	Unveiled PixARK: Terracrypt, the largest paid DLC expansion for PixARK, planned to introduce more than 200 hours of gameplay and 80 new creatures

Game Portfolio and Business Updates:

●	AAA Game Pipeline

○	Officially unveiled 9 Yin Sutra: Immortal at ChinaJoy 2026, revealing a new trailer and Steam page

○	Announced attendance at Gamescon 2026, where the Company will unveil a first look at an unannounced internally developed AAA title, alongside ASA, For The Stars, Bellwright, and Honeycomb: The World Beyond

○	Released a new developer diary for For The Stars, offering an in-depth look at the game’s current development progress, new pre-alpha footage, and previously unreleased concept art

●	Bellwright launched on PlayStation and Xbox

○	Reached the Top 5 Paid Games list on Xbox following the console launch, demonstrating positive early engagement

●	Launched Survivor Mercs 1.0 across Steam, Xbox, and PlayStation, and launched Above The Snow on Steam

Business and Operational Updates

●	Egofold, the Company’s subsidiary, publicly debuted the AI Ranch initiative and Non-Human PlayerTM (NHP), an AI gaming companion for consumers, at the Ai4 2026 conference

●	As of June 30, 2026, SaltyTV released 300+ short film dramas

ARK Content Pipeline

Title	Platforms	Type	Release Schedule
ARK Fantastic Tames – Cerberax	Steam, Xbox, PlayStation	DLC Creature	Q3 2026
ARK Fantastic Tames – Enigmasour	Steam, Xbox, PlayStation	DLC Creature	Q4 2026
ARK Dragontopia (content updates)	Steam, Xbox, PlayStation	ASA DLC	Q3 & Q4 2026
ARK Maker	Steam, Xbox, PlayStation	ASA Content Creation Tool	2026
ARK Survival of the Fittest	Steam, Xbox, PlayStation	ASA Game Mode	2026
PixARK: Terracrypt	Steam, Xbox, PlayStation, Nintendo Switch	PixARK DLC	2026
PixARK Worlds	Steam, Xbox, PlayStation, Nintendo Switch 2	New Title	2027
ARK Atlantis	Steam, Xbox, PlayStation	ASA DLC	2027
ARK Galaxy Wars	Steam, Xbox, PlayStation	ASA DLC	2027
ARK Legacy of Santiago	Steam, Xbox, PlayStation	ASA DLC	2027

Diversified Content Pipeline

Title	Platforms	Type	Release Schedule
Dead Party	Steam	Indie Title	2026
Honeycomb: The World Beyond	Steam	Indie Title	2026
Veil of Madness	Steam	Indie Title	2026
Gobby Gang	Steam	Indie Title	2027
For The Stars	Steam	AAA Title	TBD
9 Yin Sutra: Immortal	Steam	AAA Title	TBD
9 Yin Sutra: Wushu	Steam	AAA Title	TBD

Management Commentary

“Over the last several months, we have begun executing against the robust gaming pipeline we previously outlined, which has established a strong foundation for the second half of 2026,” said Snail CEO Hai Shi. “During the second quarter, we launched the ARK: Fantastic Tames Season 1 Pack and brought Bellwright to Xbox and PlayStation, with the console launch providing an important contribution during an otherwise measured quarter for new game releases. Shortly after the second quarter ended, we released three ARK DLC expansion maps: Tides of Fortune, Genesis Part 1 Ascended, and Dragontopia. These launches, together with our broader slate of planned ARK content, have established a strong foundation for the rest of the year. Additionally, we continue to invest in our next generation of internally developed AAA titles, which we view as critical drivers of Snail’s long-term growth profile. For The Stars and 9 Yin Sutra Immortal were showcased across select gaming events over the past several months, demonstrating meaningful development progress and growing visibility for these titles as they move through the later stages of development.

“Operationally, we have made significant progress across a new developing initiative that expands beyond traditional game development and publishing. Just last week, we announced our attendance at the Ai4 2026 conference, where we unveiled the AI Ranch initiative and our new product in development called Non-Human Player (NHP), an AI companion product for consumers designed to learn, adapt, and interact like a real human teammate. NHP is designed to deliver a personalized gaming experience tailored to each user’s playstyle. We believe this technology has the potential to address key challenges casual and hardcore gamers face while creating a personalized AI companion that can help players enjoy and improve their gaming experience across multiple titles.

“The outlook for the second half of 2026 remains strong as we continue to execute across multiple gaming pipelines and business opportunities. With a strong slate of ARK content through 2027, meaningful progress across three upcoming AAA titles, and the introduction of new business initiatives, we are well-positioned to support the transformation of Snail’s profile over the next several quarters.”

Second Quarter 2026 Financial Highlights

Net revenues were $19.7 million compared to $22.2 million in the same period last year. The decrease was primarily due to a $4.2 million decrease in sales of ARK: Survival Ascended, a decrease of $1.8 million from ARK: Survival Evolved, a decrease of $0.4 million from ARK: Ultimate Mobile Edition, a decrease of $0.2 million from SaltyTV, and a decrease of $0.2 million from other various titles, offset by an increase in revenues related to Bellwright of $1.5 million and $2.8 million change in deferred revenues.

Total units sold were 2.0 million units compared to 2.1 million units in the same period last year, primarily driven by lower sales of ARK franchise titles of 0.2 million units, partially offset by an increase in sales of Bellwright of 0.1 million units.

Net loss improved 81.6% to $3.0 million compared to a net loss of $16.6 million in the same period last year. The increase was primarily due to a reduction of $14.0 million in the income tax provision from the prior-year quarter and an improvement in gross profit, partially offset by higher general and administrative and research and development expenses.

Bookings were $21.8 million compared to $27.1 million in the same period last year. The decrease was primarily due to lower sales of ARK: Survival Ascended and ARK: Survival Evolved, partially offset by bookings generated from Bellwright.

EBITDA was $(3.0) million compared to $(2.4) million in the same period last year. The decrease was primarily due to an improvement in net loss of $13.5 million and a decrease in depreciation expense of $0.1 million, more than offset by a decrease in the provision of income taxes of $14.0 million.

Six Months 2026 Financial Highlights

Net revenues increased 11.1% to $47.0 million compared to $42.3 million in the same period last year. The increase was primarily attributed to a $3.6 million increase in sales of Bellwright and a $5.3 million change in deferred revenues, partially offset by a decrease in ARK: Survival Evolved revenue of $2.7 million and a decrease of $1.4 million attributable to lower sales of ARK: Survival Ascended.

Total units sold increased 13.8% to 4.2 million units compared to 3.7 million units in the same period last year. The increase was primarily due to increased sales of ARK: Survival Ascended of 1.0 million units and an increase in Bellwright of 0.2 million units; partially offset by a decrease in ARK: Survival Evolved sales of 0.7 million units.

Net loss improved 95.1% to $(0.9) million compared to $(18.5) million in the same period last year. The improvement was primarily due to the absence of the $12.4 million income tax provision recorded in the prior-year period, which resulted from the valuation allowance recognized against the Company’s deferred tax assets, together with a $6.5 million improvement in gross profit.

Bookings were $48.7 million compared to $49.4 million in the same period last year. The decrease was primarily due to lower sales of ARK: Survival Evolved as the title continued to mature and consumer demand shifted toward ARK: Survival Ascended and its related downloadable content, partially offset by increased sales of ARK: Survival Ascended and Bellwright, which benefited from promotional pricing during the period.

EBITDA improved 88.8% to $(0.6) million compared to $(5.8) million in the same period last year. The improvement was primarily due to an improvement in net loss of $17.6 million, partially offset by a decrease in the provision for income taxes of $12.4 million.

As of June 30, 2026, unrestricted cash was $13.3 million compared to $8.6 million as of December 31, 2025.

Use of Non-GAAP Financial Measures

In addition to the financial results determined in accordance with U.S. generally accepted accounting principles, or GAAP, Snail believes Bookings and EBITDA, as non-GAAP measures, are useful in evaluating its operating performance. Bookings and EBITDA are non-GAAP financial measures that are presented as supplemental disclosures and should not be construed as alternatives to net income (loss) or revenue as indicators of operating performance, nor as alternatives to cash flow provided by operating activities as measures of liquidity, both as determined in accordance with GAAP. Snail supplementally presents Bookings and EBITDA because they are key operating measures used by management to assess financial performance. Bookings adjusts for the impact of deferrals and, Snail believes, provides a useful indicator of sales in a given period. Management believes Bookings and EBITDA are useful to investors and analysts in highlighting trends in Snail’s operating performance. At the same time, other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which Snail operates, and capital investments.

Bookings is defined as the net amount of products and services sold digitally or physically in the period. Bookings is equal to revenues, excluding the impact from deferrals. Below is a reconciliation of total net revenue to Bookings, the closest GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions)		(in millions)
Total net revenue	$19.7	$22.2	$47.0	$42.3
Change in deferred net revenue	2.1	4.9	1.7	7.1
Bookings	$21.8	$27.1	$48.7	$49.4

We define EBITDA as net income (loss) before (i) interest expense, (ii) interest income, (iii) provision for (benefit from) income taxes and (iv) depreciation expense. The following table provides a reconciliation from net income (loss) to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions)		(in millions)
Net loss	$(3.0)	$(16.6)	$(0.9)	$(18.5)
Interest income and interest income – related parties	(0.1)	—	(0.1)	(0.1)
Interest expense	0.2	0.2	0.4	0.3
(Benefit from) provision for income taxes	(0.1)	13.9	—	12.4
Depreciation expense	—	0.1	—	0.1
EBITDA	$(3.0)	$(2.4)	$(0.6)	$(5.8)

Webcast Details

The Company will host a webcast at 4:30 PM ET today to discuss its second quarter 2026 financial and operational results. Participants may access the live webcast and replay via the link here or on the Company’s investor relations website at https://investor.snail.com/.

About Snail, Inc.

Snail, Inc. (Nasdaq: SNAL) is a leading, global independent developer and publisher of interactive digital entertainment for consumers around the world, with a premier portfolio of premium games designed for use on a variety of platforms, including consoles, PCs, and mobile devices. For more information, please visit: https://snail.com/.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this press release can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “may,” “predict,” “continue,” “estimate” and “potential,” or the negative of these terms or other similar expressions. Forward-looking statements appear in a number of places in this press release and include, but are not limited to, statements regarding Snail’s intent, belief or current expectations. These forward-looking statements include information about possible or assumed future results of Snail’s business, financial condition, results of operations, liquidity, plans and objectives. The statements Snail makes regarding the following matters are forward-looking by their nature: recent game launches and the Company’s broader slate of planned content establishing a strong foundation for the rest of the year; the Company’s next generation of internally developed AAA titles serving as critical drivers of Snail’s long-term growth profile; the For The Stars and 9 Yin Sutra Immortal titles demonstrating meaningful development progress and growing visibility and moving through the later stages of development; the AI Ranch initiative and the development of the Non-Human Player (NHP) product; the Company’s gaming pipeline being well-positioned to support the transformation of the Company’s profile ;the Non-Human Player (NHP) having the potential to address key challenges casual and hardcore gamers face while creating a personalized AI companion that can help players enjoy and improve their gaming experience across multiple titles; and the outlook for the second half of 2026 remaining strong as Snail continues to execute across multiple gaming pipelines and business opportunities.

Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, acceptance of our titles in the marketplace and the successful development, marketing or sale of our titles and our ability to retain our key employees or maintain our Nasdaq listing. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2025, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Investor Contact:

John Yi and Steven Shinmachi

Gateway Group, Inc.

949-574-3860

SNAL@gateway-grp.com

Snail, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets as of June 30, 2026 and December 31, 2025 (Unaudited)

	June 30, 2026	December 31, 2025

ASSETS

Current Assets:
Cash and cash equivalents	$13,293,820	$8,568,164
Restricted cash and cash equivalents	562,000	187,000
Accounts receivable, net of allowances for credit losses of $523,500 as of June 30, 2026 and December 31, 2025	9,345,753	12,528,347
Loan and interest receivable – related party	108,751	107,759
Prepaid expenses – related party	5,793,460	2,700,474
Prepaid expenses and other current assets	1,621,428	2,232,485
Prepaid taxes	1,047,870	4,734,007
Total current assets	31,773,082	31,058,236

Restricted cash and cash equivalents, net of current portion	1,748,000	1,748,000
Prepaid expenses – related party, net of current portion	5,582,500	8,282,974
Property and equipment, net	4,120,607	4,146,175
Intangible assets, net	3,898,541	3,827,927
Intangible assets, net – related party	4,416,667	4,916,667
Other noncurrent assets, net	908,408	604,793
Operating lease right-of-use assets, net	4,687,027	4,722,366
Total assets	$57,134,832	$59,307,138

LIABILITIES, NONCONTROLLING INTERESTS AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$3,926,768	$5,506,332
Accounts payable – related parties	18,426,220	20,067,013
Accrued expenses and other liabilities	3,939,436	3,364,150
Interest payable – related parties	527,770	527,770
Convertible notes at fair value	568,499	3,842,189
Current portion of long-term debt	1,353,296	1,305,880
Current portion of deferred revenue	28,538,494	14,799,840
Current portion of operating lease liabilities	472,345	393,448
Total current liabilities	57,752,828	49,806,622

Accrued expenses	625,354	468,106
Revolving loan	2,500,000	5,000,000
Long-term debt, net of current portion	3,650,745	4,292,538
Deferred revenue, net of current portion	5,276,523	17,282,685
Operating lease liabilities, net of current portion	4,328,864	4,336,240
Total liabilities	74,134,314	81,186,191

Commitments and contingencies

Stockholders’ Deficit:
Class A common stock, $0.0001 par value, 500,000,000 shares authorized; 3,363,834 shares issued and 3,093,778 shares outstanding as of June 30, 2026, and 2,076,467 shares issued and 1,806,412 shares outstanding as of December 31, 2025	336	208
Class B common stock, $0.0001 par value, 100,000,000 shares authorized; 5,749,716 shares issued and outstanding as of June 30, 2026 and December 31, 2025	575	575

Additional paid-in capital	32,732,935	26,926,245
Accumulated other comprehensive loss	(295,578)	(275,049)
Accumulated deficit	(40,258,553)	(39,352,510)
Treasury stock at cost (270,055 shares as of June 30, 2026 and December 31, 2025)	(3,671,806)	(3,671,806)
Total Snail, Inc. deficit	(11,492,091)	(16,372,337)
Noncontrolling interests	(5,507,391)	(5,506,716)
Total stockholders’ deficit	(16,999,482)	(21,879,053)
Total liabilities, noncontrolling interests and stockholders’ deficit	$57,134,832	$59,307,138

Snail, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Six Months Ended June 30, 2026 and 2025 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenues, net	$19,676,448	$22,185,750	$46,971,102	$42,296,622
Cost of revenues	11,988,665	15,231,005	27,626,878	29,494,350

Gross profit	7,687,783	6,954,745	19,344,224	12,802,272

Operating expenses:
General and administrative	4,975,250	3,475,089	9,626,007	8,439,440
Research and development	4,453,153	3,293,409	8,467,822	6,903,154
Advertising and marketing	814,705	1,520,201	1,683,494	2,826,567
Depreciation and amortization	12,834	67,761	25,568	135,665
Impairment of film assets	96,838	415,719	165,987	415,719
Total operating expenses	10,352,780	8,772,179	19,968,878	18,720,545

Loss from operations	(2,664,997)	(1,817,434)	(624,654)	(5,918,273)

Other income (expense):
Interest income	58,235	31,972	100,082	61,878
Interest income – related party	499	499	992	992
Interest expense	(152,125)	(169,286)	(358,171)	(250,115)
Other (expense) income	(415,082)	(707,968)	(60,031)	61,794
Foreign currency transaction gain (loss)	(1,433)	(31,891)	8,259	(68,179)
Total other expense, net	(509,906)	(876,674)	(308,869)	(193,630)

Loss before provision for income taxes	(3,174,903)	(2,694,108)	(933,523)	(6,111,903)

Provision for (benefit from) income taxes	(133,629)	13,868,598	(26,805)	12,397,768

Net loss	(3,041,274)	(16,562,706)	(906,718)	(18,509,671)

Net loss attributable to non-controlling interests	(525)	(282)	(675)	(1,238)

Net loss attributable to Snail, Inc.	(3,040,749)	(16,562,424)	(906,043)	(18,508,433)

Comprehensive loss statement:

Net loss	(3,041,274)	(16,562,706)	(906,718)	(18,509,671)

Other comprehensive income (loss) related to foreign currency translation adjustments, net of tax	984	30,587	(25,839)	63,820
Other comprehensive income related to credit adjustments, net of tax	—	—	5,310	22,023

Total comprehensive loss	$(3,040,290)	$(16,532,119)	$(927,247)	$(18,423,828)

Net loss attributable to Class A common stockholders:
Basic	$(989,812)	$(3,775,300)	$(258,255)	$(4,210,496)
Diluted	$(989,812)	$(3,775,300)	$(258,255)	$(4,216,414)

Net loss attributable to Class B common stockholders:
Basic	$(2,050,937)	$(12,787,124)	$(647,788)	$(14,297,937)
Diluted	$(2,050,937)	$(12,787,124)	$(647,788)	$(14,318,033)

Loss per share attributable to Class A and B common stockholders:
Basic	$(0.36)	$(2.22)	$(0.11)	$(2.49)
Diluted	$(0.36)	$(2.22)	$(0.11)	$(2.49)

Weighted-average shares used to compute income (loss) per share attributable to Class A common stockholders:
Basic	2,774,897	1,697,559	2,292,247	1,693,192
Diluted	2,774,897	1,697,559	2,292,247	1,693,507

Weighted-average shares used to compute income (loss) per share attributable to Class B common stockholders:

Basic	5,749,716	5,749,716	5,749,716	5,749,716
Diluted	5,749,716	5,749,716	5,749,716	5,749,716

Snail, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2026 and 2025 (Unaudited)

	2026	2025

Cash flows from operating activities:
Net loss	$(906,718)	$(18,509,671)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization – intangible assets, net	327,756	79,424
Amortization – intangible assets, net – related party	500,000	—
Amortization – film assets	231,917	645,069
Amortization – loan origination fees and debt discounts	4,932	(19,504)
Loss on change in fair value of convertible notes	121,165	82,180
Gain on change in fair value of warrant liabilities	(39,243)	(91,383)
Depreciation – property and equipment	25,568	135,667
Impairment of film assets	165,987	415,719
Gain on remeasurement of previously held equity interest	—	(7,857)
Gain on lease termination	(1,799)	—
Stock-based compensation expense	101,130	280,888
Deferred taxes, net	—	10,808,885

Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	3,182,594	(7,825,905)
Accounts receivable – related party	—	3,836,866
Prepaid expenses – related party	(392,512)	(1,728,666)
Prepaid expenses and other current assets	611,057	537,799
Prepaid taxes	3,686,137	1,161,649
Other noncurrent assets, net	(696,951)	(1,064,165)
Accounts payable	(1,636,164)	(110,912)
Accounts payable – related parties	(1,640,793)	1,040,862
Accrued expenses and other liabilities	1,378,317	1,009,796
Loan and interest receivable – related party	(992)	(992)
Lease liabilities	108,659	(163,920)
Deferred revenue	1,732,492	7,075,046
Net cash provided by (used in) operating activities	6,862,539	(2,413,125)

Cash flows from investing activities:
Acquisition of software	—	(290,000)
Acquisition of software licenses	(343,770)	(2,008,690)
Investments in software	—	(718,236)
Net cash paid for acquisition of Matrioshka	—	(9,719)
Net cash used in investing activities	(343,770)	(3,026,645)

Cash flows from financing activities:
Proceeds from at-the-market offering, net of issuance costs	4,232,897	—
Repayments on notes payable	(594,376)	—
Repayments on convertible notes	(2,523,295)	(638,753)
Repayments on revolving loan	(2,500,000)	(43,018)
Borrowings on term loan	—	3,500,000
Cash proceeds from exercise of warrants	—	159,000
Proceeds from issuance of convertible notes	—	3,000,000
Payments of loan origination fees	(7,500)	—
Net cash provided by (used in) financing activities	(1,392,274)	5,977,229

Effect of foreign currency translation on cash and cash equivalents	(25,839)	64,023

Net increase in cash and cash equivalents, and restricted cash and cash equivalents	5,100,656	601,482

Cash and cash equivalents, and restricted cash and cash equivalents – beginning of the period	10,503,164	8,238,944

Cash and cash equivalents, and restricted cash and cash equivalents – end of the period	$15,603,820	$8,840,426

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$311,933	$230,318
Income taxes	$82,428	$612,007
Noncash transactions during the period for:
Liabilities converted to equity upon exercise of warrants	$606,541	$323,113
Acquisition of film licenses in accounts payable	$2,000	$86,069
Acquisition of software and software licenses in accounts payable and accrued expenses	$54,600	$313,282
Change in fair value of notes recorded in accumulated other comprehensive income	$5,310	$22,023
Right-of-use assets obtained in exchange for lease liability	$(297,000)	$(55,267)
Net assets acquired in a business combination	$—	$5,461
Debt converted to equity	$866,250	—